Exhibit 2.1
Execution Copy
AMENDMENT TO
MEMBERSHIP INTEREST PURCHASE AGREEMENT
This AMENDMENT (this “Amendment”) to the Membership Interest Purchase Agreement, dated as of November 2, 2020 (as amended from time to time, the “Purchase Agreement”), is made and entered into as of May 16, 2021, by and among Genesis Solar Funding, LLC, a Delaware limited liability company (the “Class A Purchaser”), Genesis Solar Holdings, LLC, a Delaware limited liability company (the “Company”), KKR Genesis TL Borrower LLC, a Delaware limited liability company, as a Class B Purchaser and as the Class B Purchaser Representative, and NextEra Energy Partners, LP, a Delaware limited partnership (“NEP”). Each of the Class A Purchaser, the Company, the Class B Purchaser Representative, and NEP is referred to herein individually as a “Party,” and collectively as the “Parties.”
WHEREAS, each of the Parties is party to the Purchase Agreement;
WHEREAS, pursuant to Section 8.04 of the Purchase Agreement, no amendment of the Purchase Agreement shall be effective unless signed by each of the parties thereto affected by such amendment;
WHEREAS, the Parties wish to amend certain provisions of the Purchase Agreement as set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree to the following terms and conditions:
ARTICLE I
DEFINITIONS AND AMENDMENTS TO DEFINED TERMS
1.1    Definitions. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the respective meanings ascribed to such terms in the Purchase Agreement.
1.2    Amendments to Defined Terms in Section 1.01.
(a)    A new defined term “Acquisition Date” shall be added to Section 1.01 of the Purchase Agreement as follows:
“Acquisition Date” has the meaning set forth in the A&R LLC Agreement.
(b)    The defined term “Aggregate Class B Purchased Units” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety and replaced with the following:
“Aggregate Class B Purchased Units” means the total number of Class B Units set forth in Section I of Schedule A hereto, which number shall equal the sum of (a) the number of Additional Aggregate Class B Purchased Units issued and sold by the Company to the

1

884958.11-WILSR01A - MSW1

Class A Purchaser at the Initial Issuance, as set forth opposite the name of the Class A Purchaser in Section II of Schedule A, and (b) the number of Initial Aggregate Class B Purchased Units issued and sold by the Company to the Class B Purchaser(s) at the Initial Closing, as set forth opposite the name of the Class B Purchaser(s) in Section II of Schedule A.
(c)    A new defined term “Assignee” shall be added to Section 1.01 of the Purchase Agreement as follows:
“Assignee” has the meaning set forth in the A&R LLC Agreement.
(d)    The defined term “Class B Purchase Price” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:
“Class B Purchase Price” means an aggregate amount of one billion two hundred forty-three million U.S. dollars ($1,243,000,000), as may be adjusted pursuant to Section 2.16, and consistent with the assumptions and procedures set forth in Schedule I.
(e)    The defined term “Credit Agreement” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:
“Credit Agreement” means the fully executed credit agreement, dated as of the Execution Date among KKR Genesis TL Parent LLC, the Class B Purchaser Representative, the lenders party thereto, and MUFG Bank, Ltd., as administrative agent, as amended by Amendment No. 1 to the Credit Agreement, effective as of December 18, 2020, and as amended by Amendment No. 2 to the Credit Agreement, effective as of May 16, 2021, and as may be further amended, amended and restated, supplemented, or otherwise modified in accordance with Section 5.04(a).
(f)    The defined term “Initial Aggregate Class B Purchase Price” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:
“Initial Aggregate Class B Purchase Price” means such aggregate Class B Purchase Price paid by the Class B Purchasers to the Company in respect of the Initial Aggregate Class B Purchased Units, which aggregate amount is set forth opposite the names of the Class B Purchaser(s) in Section II of Schedule A hereto.
(g)    The defined term “Initial Aggregate Class B Purchased Units” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:
“Initial Aggregate Class B Purchased Units” means such aggregate number of Class B Units as is set forth opposite the name of the Class B Purchaser(s) in Section II of Schedule A hereto.
(h)    A new defined term “Member” shall be added to Section 1.01 of the Purchase Agreement as follows:

2

884958.11-WILSR01A - MSW2

“Member” has the meaning set forth in the A&R LLC Agreement.
(i)    A new defined term “Proportionate Class B Allocation” shall be added to Section 1.01 of the Purchase Agreement as follows:
“Proportionate Class B Allocation” means, with respect to the Class B Units held by any Member or Assignee as of any date, such number of Class B Units then held by such Member or Assignee consisting, as nearly as possible, of (a) 68.4869% of Class B Units whose Acquisition Date is the Initial Closing Date and (b) 31.5131% of Class B Units whose Acquisition Date is the Additional Closing Date.
(j)    The defined term “Purchased Units” in Section 1.01 of the Purchase Agreement is hereby deleted and replaced in its entirety with the following:
“Purchased Units” means, (i) with respect to the Class A Purchaser, (x) the Class A Purchased Units and (y) from the Initial Issuance until the Additional Class B Units Contribution immediately prior to the Additional Closing, the Additional Aggregate Class B Purchased Units and (ii) with respect to each Class B Purchaser, (x) from and after the Initial Closing, the Initial Individual Class B Purchased Units of such Class B Purchaser, plus (y) from and after the Additional Closing, the Additional Individual Class B Purchased Units purchased by such Class B Purchaser at the Additional Closing, in each case, pursuant to the terms of this Agreement.
ARTICLE II
OTHER AMENDMENTS TO AND AGREEMENTS REGARDING THE PURCHASE AGREEMENT
2.1    Amendment to Section 2.08. A new subsection, Section 2.08(d), shall be added to the end of Section 2.08 of the Purchase Agreement as follows:
(d) If there shall be more than one Class B Purchaser acquiring Class B Units at the Additional Closing, as set forth in Section III of Schedule A hereto, then the number of Additional Individual Class B Purchased Units to be acquired by each such Class B Purchaser at the Additional Closing shall consist of such number of Class B Units as shall result in each such Class B Purchaser holding a Proportionate Class B Allocation of Class B Units immediately following the Additional Closing.
2.2    Amendment to Section 4.06(a). The defined term “Debt Financing” in Section 4.06(a) of the Purchase Agreement is hereby amended so that the words “six hundred and seventy-five million U.S. dollars ($675,000,000)” are hereby deleted and replaced in their entirety with the words “seven hundred fifty-five million U.S. dollars ($755,000,000).”
2.3    Amendments to Schedule A. Effective as of immediately following the Initial Closing, Schedule A to the Purchase Agreement is hereby deleted and replaced in its entirety with the form of Schedule A attached hereto. Section III of Schedule A to the Purchase Agreement shall be updated upon the Additional Closing.

3

884958.11-WILSR01A - MSW3

2.4    Class B Unit Split. For the avoidance of doubt, the Parties agree that the number of Additional Aggregate Class B Purchased Units to be contributed to the Company by the Class A Purchaser and issued and sold to the Class B Purchasers at the Additional Closing (if any) shall be after giving effect to the Class B Unit Split (as such term is defined in that certain Amendment No. 1 to the Third Amended and Restated Limited Liability Company Agreement of the Company entered into on the date hereof).
ARTICLE III
MISCELLANEOUS
3.1    Consent of Class B Purchaser Representative. As a result of the amendments set forth in this Amendment, including the increase in the amount of the Class B Purchase Price and the amount of the Debt Financing set forth herein, the Initial Additional Closing Portfolio Project Model will reflect changes to the value of the inputs, assumptions, or methodology contained in the Portfolio Project Model (in addition to the Additional Closing Model Input Updates) that are different from those set forth in the Initial Closing Portfolio Project Model. By execution of this Amendment, the undersigned Class B Purchaser Representative, on behalf of itself and all Class B Purchasers (and upon approval of those Class B Purchasers representing the right to acquire at least a majority of the Additional Aggregate Class B Purchased Units at the Additional Closing), hereby consents to the changes to the value of the inputs, assumptions, or methodology contained in the Portfolio Project Model (other than the Additional Closing Model Input Updates) that are different from those set forth in the Initial Closing Portfolio Project Model.
3.2    No Other Modification. Except as expressly amended or modified by this Amendment, the Purchase Agreement, as amended hereby, is and shall remain unmodified and in full force and effect until its termination or further amendment in accordance with its terms. From and after the date hereof, any reference to the Purchase Agreement shall mean the Purchase Agreement as amended hereby.
3.3    Governing Law. This Amendment, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Amendment or the negotiation, execution, or performance of this Amendment, will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws.
3.4    Incorporation by Reference. Section 8.02, Sections 8.04 through 8.07, Sections 8.09 through 8.11, and Section 8.14 of the Purchase Agreement are hereby incorporated by reference into this Amendment and the terms thereof shall be applied to this Amendment, mutatis mutandis.
3.5    Counterparts. This Amendment may be executed and delivered (including by facsimile transmission or by electronic delivery) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
* * *

4

884958.11-WILSR01A - MSW4

IN WITNESS WHEREOF, each Party has caused this Amendment to be signed on its behalf on the day and year first written above.
GENESIS SOLAR HOLDINGS, LLC
By:         JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President
GENESIS SOLAR FUNDING, LLC
By:         JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President
NEXTERA ENERGY PARTNERS, LP
By:         JOHN W. KETCHUM
Name:    John W. Ketchum
Title: President

Amendment to Membership Interest Purchase Agreement

CLASS B PURCHASER REPRESENTATIVE:
KKR GENESIS TL BORROWER LLC
By:    BRANDON FREIMAN
Name:    Brandon Freiman
Title: Manager and President

Amendment to Membership Interest Purchase Agreement

Schedule A
Capitalization and Purchaser Allocations
Section I – Capitalization of the Company (as of the Execution Date and immediately prior to the Initial Issuance)

Class A Units	Aggregate Class B Units
1,766,226,491.61 Class A Units	1,000,000 Class B Units
Section II – Initial Issuance and Initial Closing

Name and Address of Purchaser	Capital Contributions	Pro Rata Share	Number and Class of Membership Interests Acquired at Initial Issuance or Initial Closing
Class A Purchaser: Genesis Solar Funding, LLC c/o NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Daniel Lotano E-mail: Daniel.Lotano@nexteraenergy.com	$1,171,226,491.61	N/A	1,766,226,491.61 Class A Units and 315,131 Class B Units
Class B Purchaser(s): KKR Genesis TL Borrower LLC c/o Kohlberg Kravis Roberts & Co. L.P. 9 West 57th Street, Suite 4200 New York, NY 10019 Attention: General Counsel; Kate Casey E-mail: neon@kkr.com Kate.Casey@kkr.com with a copy to (which shall not constitute notice) Kirkland & Ellis LLP 609 Main Street, Suite 4700 Houston, TX 77002 Attention: John D. Pitts, P.C.; Roald Nashi, P.C. Email: john.pitts@kirkland.com roald.nashi@kirkland.com	$750,000,000	100%	684,869 Class B Units

Schedule A – Page 1
884958.11-WILSR01A - MSW

Section III – Additional Closing1

Name and Address of Purchaser	Capital Contributions	Pro Rata Share	Number and Class of Membership Interests
Class A Purchaser: Genesis Solar Funding, LLC c/o NextEra Energy Partners, LP 700 Universe Boulevard Juno Beach, Florida 33408 Attention: Treasurer and Daniel Lotano E-mail: Daniel.Lotano@nexteraenergy.com	N/A	N/A	35,324,529,832.20 Class A Units
Class B Purchaser(s):
KKR Genesis TL Borrower LLC
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Attention: General Counsel; Kate Casey
E-mail: neon@kkr.com Kate.Casey@kkr.com
with a copy to (which shall not constitute notice)
Kirkland & Ellis LLP
609 Main Street, Suite 4700
Houston, TX 77002
Attention: John D. Pitts, P.C.; Roald Nashi, P.C.
Email: john.pitts@kirkland.com roald.nashi@kirkland.com
	$[●]* * [The Additional Individual Class B Purchase Price of such Class B Purchaser]	[●]* * [Pro Rata Share of such Class B Purchaser with respect to the Additional Closing]	[●] Class B Units* * [The Additional Individual Class B Purchased Units of such Class B Purchaser]

1     Note to Draft: Section III to be updated at the Additional Closing.

Schedule A – Page 2
884958.11-WILSR01A - MSW